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                                UNIFY CORPORATION
                   SERIES E PREFERRED STOCK PURCHASE AGREEMENT


     This Agreement is made as of April 2, 1992, among Unify Corporation, a California corporation (the "Company") and the persons and entities listed on the "Schedule of Purchasers" attached hereto as Exhibit A. The parties specified on the Schedule of Purchasers as of the date hereof, as well as such additional parties as may be added thereto as a result of subsequent closings as permitted under this Agreement, are referred to herein as "Purchasers".

     In consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereto mutually agree as follows:

                                    SECTION 1

                            AUTHORIZATION AND SALE OF
                            Series E Preferred Stock

     1.1 AUTHORIZATION. The Company has, or before the Closing will have, authorized the sale and issuance of 3,000,000 shares of its Series E Preferred Stock (the "Series E Preferred") having the rights, restrictions, privileges and preferences set forth in the Restated Articles of Incorporation of the Company attached hereto as Exhibit B (the "Articles"). The Company has, or before the Closing will have, adopted and filed the Articles with the Secretary of State of the State of California.

     1.2 SALE OF SERIES E PREFERRED. Subject to the terms and conditions hereof, at the Closing the Company will issue and sell to the Purchasers, and the Purchasers will buy from the Company, the number of shares of Series E Preferred specified opposite each Purchaser's name on the Schedule of Purchasers, at a purchase price of $1.50 per share. The Company's agreements with each of the Purchasers are separate agreements, and the sales of the Series E Preferred to each of the Purchasers are separate sales.

     1.3 SERIES A PREFERRED. The Company has previously sold an aggregate of 1,463,416 shares of its Series A Preferred Stock (the "Series A Preferred") to the purchasers named on the Schedule of Purchasers to that certain Series A Preferred Stock Purchase Agreement between the Company, certain Founders (as defined therein), and certain purchasers dated as of December 8, 1986, as amended, (the "Series A Agreement"). The amendment to the Series A Agreement attached hereto as Exhibit E-1 is hereafter referred to as the "Series A Amendment" and references herein to the Series A Agreement shall be deemed to include the amendments thereto, including those in the Series A Amendment.

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     1.4  SERIES B PREFERRED.  The Company has previously sold an aggregate of
4,000,000 shares of its Series B Preferred Stock (the "Series B Preferred") to the purchasers named on the Schedule of Purchasers to that certain Series B Preferred Stock Purchase Agreement between the Company and certain purchasers dated as of October 2, 1987, as amended (the "Series B Agreement"). The amendment to the Series B Agreement attached hereto as Exhibit E-2 is hereafter referred to as the "Series B Amendment" and references herein to the Series B Agreement shall be deemed to include the amendments thereto, including those in the Series B Amendment.

     1.5 SERIES C PREFERRED. The Company has previously sold an aggregate of 5,213,600 shares of its Series C Preferred Stock (the "Series C Preferred") to the purchasers named on the Schedule of Purchasers to that certain Series C Preferred Stock Purchase Agreement between the Company and certain purchasers dated as of September 30, 1988, as amended (the "Series C Agreement"). The amendment to the Series C Agreement attached hereto as Exhibit E-3 is hereafter referred to as the "Series C Amendment" and references herein to the Series C Agreement shall be deemed to include the amendments thereto, including those in the Series C Amendment.

     1.6 SERIES D PREFERRED. The Company has previously sold an aggregate of 3,920,000 shares of its Series D Preferred Stock (the "Series D Preferred") to the purchasers named on the Schedule of Purchasers to that certain Series D Preferred Stock Purchase Agreement between the Company and certain purchasers
dated as of March 22, 1991, as amended (the "Series D Agreement").   The
amendment to the Series D Agreement attached hereto as Exhibit E-4 is hereafter referred to as the "Series D Amendment" and references herein to the Series D Agreement shall be deemed to include the amendments thereto, including those in the Series D Amendment.

                                    SECTION 2

                             CLOSING DATE; DELIVERY

     2.1 CLOSING DATE. The closing (the "Closing") for the purchase and sale of the Series E Preferred being purchased by the Purchasers hereunder (the "Shares") shall be held at the offices of Baker & McKenzie, 660 Hansen Way, Palo Alto at 4:00 p.m. on April 2, 1992, or at such other time and place as the Company and two-thirds in interest of the Purchasers mutually agree upon (the "Closing Date"). The Company may designate one or more additional dates for closings, provided that no such closing shall occur more than one hundred and twenty (120) days following the Closing Date without the approval of two-thirds in interest of the Purchasers. The Company shall not issue or sell any shares of Series E Preferred other than as provided in this

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agreement without the consent of the holders of two-thirds of the Shares.

     2.2 CLOSING. At the Closing, the Company will deliver to the Purchasers certificates representing the number of Shares to be purchased at the Closing by each Purchaser, as set forth in the Schedule of Purchasers, against payment of the purchase price therefor by wire transfer or a check payable to the order of the Company in the amount specified in the Schedule of Purchasers.

                                    SECTION 3

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

     Subject to and except as disclosed by the Company in the Schedule of Exceptions attached hereto as Exhibit C, the Company hereby represents and warrants to each Purchaser as follows:

     3.1 ORGANIZATION AND STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has all requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. The Company has made all filings required to be made by it under the laws of each jurisdiction where the character or location of the properties owned or leased by the Company or the nature of the business conducted by the Company requires any filings, except for filings in jurisdictions where the failure to make such filings would not, individually or in the aggregate, have a material adverse effect on the business, properties or financial condition of the Company. The Company has made available to the Purchasers copies of its Articles of Incorporation, Bylaws and minute books. Said copies are true, correct and complete and contain all amendments through the date of this agreement, and will be true, correct and complete on the Closing Date.

     3.2 CORPORATE POWER. The Company has all requisite legal and corporate power to execute and deliver this agreement, to sell and issue the Shares hereunder and to carry out and perform its obligations under the terms of this agreement.

     3.3 CAPITALIZATION. The authorized capital stock of the Company consists of (or will consist of prior to the Closing) 60,000,000 shares of Common Stock (the "Common Stock"), of which 6,252,104 are issued and outstanding; and 17,933,016 shares of Preferred Stock (the "Preferred Stock") consisting of 1,463,416 shares of Series A Preferred Stock, all of which are issued and outstanding; 4,000,000 shares of Series B Preferred Stock, all of which are issued and outstanding; 5,213,600 shares of Series C Preferred Stock, all of which are issued and outstanding;

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4,256,000 shares of Series D Preferred Stock, 3,920,000 of which are issued and outstanding and 3,000,000 shares of Series E Preferred Stock, none of which are issued and outstanding. All such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable. The rights, restrictions, privileges and preferences of the Series A, Series B, Series C, Series D and Series E Preferred Stock will be as stated in the Articles. The Company, by appropriate action by the Board of Directors, shall have reserved 4,000,000 shares of Common Stock for issuance upon conversion of the Series A Preferred Stock; 4,000,000 shares of Common Stock for issuance upon conversion of the Series B Preferred Stock; 5,213,600 shares of Common Stock for issuance upon conversion of the Series C Preferred Stock; 4,256,000 shares of Common Stock for issuance upon conversion of the Series D Preferred Stock; 3,000,000 shares of Common Stock for issuance upon conversion of the Series E Preferred Stock. The Company has reserved up to 256,000 shares of Series D Preferred Stock for issuance upon exercise of warrants and not more than 6,799,550 shares of Common Stock for issuance upon exercise of currently outstanding options or warrants granted by the Company pursuant to its 1982 Stock Option Plan, 1991 Stock Option Plan or pursuant to other options or warrants approved by the Company's Board of Directors. Except as set forth above, and in the right of first refusal set forth in Section 7.7 below as well as in the Series A Agreement, Series B Agreement, Series C Agreement and Series D Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights or agreements for the purchase or acquisition from the Company of any shares of its capital stock or other securities of the Company. All of the outstanding shares of Common Stock (and options to purchase Common Stock), Preferred Stock and other outstanding securities of the Company have been duly and validly issued in compliance with federal and state securities laws. Attached hereto as Exhibit D is an accurate list of the holders of the Company's outstanding Common Stock (and options and warrants to purchase Common Stock), Preferred Stock and other outstanding securities of the Company as of the date of this agreement and as of the Closing Date, which list accurately reflects employees, directors, officers, consultants and other shareholders of the Company who hold Common Stock (and options and warrants to purchase Common Stock) and other outstanding securities of the Company and the shares of Common Stock which are subject to an option to repurchase pursuant to the various stock purchase plans and agreements under which they were issued. The Company has previously made available to the Purchasers copies of each stock option plan and the form of each stock purchase agreement and stock option agreement of the Company under which Common Stock (or options and warrants to purchase Common Stock) and other outstanding securities of the Company have been or may be issued. Except as disclosed in Exhibit C hereto, the consideration paid for the outstanding Common Stock was cash and has been paid in full.

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     3.4  AUTHORIZATION.  All corporate action on the part of the Company, its directors and shareholders necessary for the sale and issuance of the Series E Preferred Stock (the "Shares") and the Common Stock issuable upon conversion of the Shares, and the performance of the Company's obligations hereunder and the reservation of the Common Stock issuable upon conversion of the Shares, has been taken or will be taken prior to the Closing. This agreement, and the agreements attached hereto as Exhibits are valid and binding obligations of the Company, enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors. The Shares (and the Common Stock issuable upon conversion thereof), when issued in compliance with the provisions of this agreement, will be validly issued and will be fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Shares (and the Common Stock issuable upon conversion thereof) may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein.

     3.5  FINANCIAL STATEMENTS.

          (a) The Company has furnished to each Purchaser its audited balance sheet, as at April 30, 1991, and its audited statement of earnings for the fiscal year ended April 30, 1991, its unaudited statements of earnings for the nine (9) months ended January 31, 1992, and its unaudited balance sheet as at January 31, 1992 (collectively, the "Financial Statements"). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as disclosed therein). Such balance sheets fairly present the financial condition of the Company as at the dates thereof, and together with the pertinent notes, reflect all material liabilities, contingent or otherwise, of the Company as at such dates, and such statements of earnings accurately present the operating results of the Company during the periods indicated therein (subject to normal year-end audit adjustments where applicable).

          (b) The Company's backlog of orders as of January 31, 1992 is set forth in Exhibit C.

     3.6  ABSENCE OF CHANGES.  Since January 31, 1992, there has not been:

          (a) Any change in the assets, liabilities, financial condition or operations of the Company except changes in the ordinary course of business which have not been, either in any case or in the aggregate, materially adverse;

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

          (b) Any change (individually or in the aggregate), except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;

          (c) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of the Company;

          (d) Any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

          (e) Any loans made by the Company to its employees, officers or directors other than travel and relocation advances made in the ordinary course of business;

          (f) Any changes in the compensation of the Company's employees, officers or directors;

          (g) Any declaration or payment of any dividend or other distribution of the assets of the Company;

          (h) Any agreement obligating the Company to make payments that could exceed $25,000 in any fiscal year;

          (i) To the best knowledge of the Company, any other event or condition of any character which has materially and adversely affected the Company's business or prospects; or

          (j) Any agreement or commitment by the Company to do any of the things described in this Section 3.6.

     3.7 TITLE TO PROPERTIES AND ASSETS; LIENS, ETC. The Company has good and marketable title to all of its properties and assets, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) the lien of current taxes not yet due and payable, and (ii) possible minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company, and which have not arisen otherwise than in the ordinary course of business.

     3.8 LIABILITIES. The Company has no material liabilities and, to the best of its knowledge, knows of no material contingent liabilities not disclosed in the Financial Statements, except current liabilities incurred in the ordinary course of business subsequent to January, 31, 1992.

     3.9 PATENTS, TRADEMARKS AND TRADE SECRETS. There are no pending or threatened claims against the Company alleging that the conduct of the Company's business infringes or conflicts with the rights of others under patents, service marks, trade names,

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


trademarks, copyrights, trade secrets or other proprietary rights. The Company's business as now conducted and as proposed to be conducted will not infringe or conflict with the rights of others, including rights under patents, service marks, trade names, trademarks, copyrights, trade secrets and other proprietary rights. The Company owns or possesses sufficient legal rights to all the patents, copyrights, trademarks, trade names, service marks, trade secrets and other rights necessary for the operation of its business as now conducted and as proposed to be conducted. To the Company's knowledge after due investigation, no employee or consultant of the Company owns any rights in patents, trademarks, trade names, processes, data or know-how directly or indirectly competitive with those owned or to be used by the Company or derived from or in connection with the conduct of the Company's business. The Company is not aware of any violation or infringement by a third party of any of the Company's patents, licenses, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights. The Company has taken and will take reasonable security measures to protect the secrecy, confidentiality and value of all trade secrets useful in the conduct of its business.

     3.10 COMPLIANCE WITH OTHER INSTRUMENTS, NONE BURDENSOME, ETC. The Company is not in violation of any term of its Articles of Incorporation or Bylaws, or of any term contained in any instrument or contract to which it is a party the damages arising from which would have a liquidated value exceeding $25,000, and, to the best of its knowledge, is not in violation of any order, statute, rule or regulation applicable to the Company. No event or failure of performance has occurred which, with the passage of time or the giving of notice or both, would constitute such a violation. Neither the execution, delivery and performance of this agreement, nor the issuance of the Shares or the Common Stock issuable upon conversion of the Shares, will result in any such violation or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company; and there is no such violation or default, nor any such term, which materially and adversely affects the business of the Company as presently conducted or as proposed to be conducted or any of its properties or assets. To the best of the Company's knowledge, no other party is in material default of any such instrument or contract.

     3.11 LITIGATION, ETC. No action, suit, proceeding or investigation is pending or threatened against the Company, nor, to the best of its knowledge, is there any basis therefor. The foregoing includes any action, suit, proceeding or investigation, pending or threatened, which questions the validity of this agreement or the right of the Company to enter into it, or which might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or

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prospects of the Company, financial or otherwise, and also includes any litigation pending or threatened, against the Company, by reason of the past employment relationships of any employee, officer or consultant of the Company, the activities or proposed activities of the Company, or negotiations by the Company with possible backers of, or investors in, the Company or its proposed business. No action, suit, proceeding or investigation is pending or threatened by the Company.

     3.12 REGISTRATION RIGHTS. Except as set forth in this agreement, in the Series A, Series B, Series C and Series D Agreements and the Warrant Purchase Agreement with Silicon Valley Bank dated July 30, 1990 (the "SVB Warrant") and the Common Stock Purchase Warrant issued to Montgomery Securities, dated April 26, 1991, (the MS Warrant"), the Company is not under any obligation to register (as defined in Section 8.2 below) any of its presently outstanding securities or any of its securities which may hereafter be issued.

     3.13 GOVERNMENTAL CONSENT, ETC. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this agreement, or the offer, sale or issuance of the Shares or the Common Stock issuable upon conversion of the Shares, or the consummation of any other transaction contemplated by this agreement, except (i) the filing of the Articles with the Secretary of State of the State of California, which filing will have been made and be effective on the Closing Date, and (ii) the filing of a Notice with the California Commissioner of Corporations pursuant to
Section 25102(f) of the California Corporations Code within fifteen (15) days of Closing (covering the sale of the Shares), both of which filings shall be promptly made.

     3.14 OFFERING. Based in part on the representations of the Purchasers set forth in Section 4 hereof and in written responses to the Company's inquiries, the offer, sale and issuance of the Shares and the Common Stock issuable upon conversion of the Shares, in conformity with the terms of this agreement constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Securities Act").

     3.15 DISCLOSURE. The Company has previously delivered to each of the Purchasers its information package dated February 5, 1992 (the "Information Package"). The Information Package has been prepared by the management of the Company in a good faith effort to describe the Company's products and proposed products, the markets therefor and projections of anticipated financial performance by the Company. Neither any representation or warranty by the Company contained in this agreement, nor any

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other statement or certificate furnished or to be furnished to the Purchasers pursuant hereto or in connection with the transactions contemplated hereby by the Company, including the Information Package, when read together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein or herein not misleading in light of the circumstances under which they were made; provided however, that neither the Company nor the Company's management makes any representation or warranty that the projections set forth in the Information Package can or will be realized.

     3.16 NO CONFLICTING AGREEMENTS. To the best of the Company's knowledge, no employee of the Company is, or will be in connection with the proposed operations of the Company, in violation of any term of any employment contract, proprietary information and inventions agreement, or any other contract or agreement relating to the relationship of any such employee with the Company or any previous employer.

     3.17 CONTRACTS AND OTHER COMMITMENTS. The Company does not have any contract, agreement, lease or other commitment, written or oral, absolute or contingent, other than (i) contracts that do not involve more than $25,000, and do not extend for more than one year beyond the date hereof, (ii) sales and product distribution contracts entered into in the ordinary course of business and involving less than $100,000 worth of goods and services, and
(iii) contracts terminable at will by the Company on no more than 30 days' notice without cost or liability to the Company. For the purpose of this section, employment and consulting contracts and contracts with labor unions, and license agreements and any agreements relative to the Company's technology shall not be considered to be contracts entered into in the ordinary and usual course of business.

     3.18 SUBSIDIARIES. The Company does not presently own or control, directly or indirectly, and has no stock or other interest as owner or principal in, any other corporation or partnership, joint venture, association or other business venture or entity.

     3.19 MANUFACTURING RIGHTS. The Company has not granted rights to manufacture, produce, assemble, license or sell its products to any other person in any agreement with an aggregate value of over $100,000 and is not bound by any agreement with an aggregate value of over $100,000 which affects the Company's exclusive right to manufacture, assemble or sell its products.

     3.20 TRANSACTIONS WITH PRINCIPALS. No employee, shareholder, officer or director of the Company is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them.

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     3.21  TAXES.  The Company has accurately prepared and timely filed all income tax returns and other tax returns which are required to be filed, and has paid, or made provision for the payment of, all taxes which have or may have become due pursuant to said returns or pursuant to any assessment which has been received by it. The provisions for taxes reflected in the respective Financial Statements are adequate for all taxes (federal, state and local) for the periods ending on the respective dates of said Financial Statements.

     3.22 BROKERAGE. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this agreement based on any arrangement or agreement made by or on behalf of the Company. The Company agrees to indemnify and hold the Purchasers harmless against any liability, settlement or expense arising out of, or in connection with, any such claim.

     3.23 INSURANCE. The Company has fire and casualty insurance policies, with extended coverage, sufficient in amount to allow it to replace any of its properties which might be damaged or destroyed, and a products liability insurance policy, with limits as specified on Exhibit C.

     3.24 USE AND PROHIBITED USE OF PROCEEDS. The proceeds from the sale of the Shares will be used for general corporate purposes.

     3.25 EMPLOYEES. The Company has no employment contract with any officer or employee or any other consultant or person which is not terminable by it at will without liability, except as the Company's right to terminate its employees at will may be limited by applicable California law. Other than the 1982 Stock Option Plan and 1991 Stock Option Plan, copies of which have been previously made available to the Purchasers, the Company has no deferred compensation, pension, health, profit sharing, bonus, stock purchase, stock option, hospitalization, insurance, severance or any other employee benefit or welfare benefit plan or obligation covering any of its officers or employees. No employee or consultant to the Company is receiving compensation from the Company at a rate in excess of $50,000 per annum. There are no controversies or labor trouble or union organization activities pending or, to the knowledge of the Company, threatened, between it and its employees. None of the Company's employees belongs to any union or collective bargaining unit. All technical employees, other key employees and officers of the Company have signed proprietary information agreements with the Company prior to or at the commencement of their employment in substantially the form made available to the Purchasers. To the best of its knowledge, the Company has complied with all applicable state and federal equal employment opportunity and other laws related to employment.

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     3.26  VOTING AGREEMENTS.  The Company has no agreement, obligation or commitment with respect to the election of any individual or individuals to the Board of Directors, and to the best of the Company's knowledge, there is no voting agreement or other arrangement among its shareholders with respect to the election of any individual or individuals to the Board of Directors.

                                    SECTION 4

                            INVESTMENT REPRESENTATION

     Each Purchaser hereby represents and warrants only to the Company with respect to this purchase as follows:

     4.1 EXPERIENCE. He or it is experienced in evaluating and investing in high technology companies such as the Company, is capable of evaluating the merits and risks of investment and has the capacity to protect his or its interests with respect to such investment.

     4.2 INVESTMENT. He or it is acquiring the Shares for investment for his or its own account and not with a view to, or for resale in connection with, any distribution thereof, and he or it has no present intention of selling or distributing the Shares or any of the Common Stock into which the Shares are convertible. He or it understands that the Shares and Common Stock into which the Shares are convertible to be purchased by he or it have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

     4.3 RULE 144. He or it acknowledges that, because they have not been registered under the Securities Act, the Shares and the Common Stock into which the Shares are convertible he or it is purchasing must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. He or it is aware of the provisions of Rule 144 promulgated under the Securities Act which permits limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than two years after a party has purchased and paid for the security to be sold, the sale being through a "broker's transaction" or in transactions directly with a "market maker" (as provided by Rule 144(f)) and the number of shares being sold during any three month period not exceeding specified limitations (unless the sale is within the requirements of Rule 144(k)).

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

     4.4 NO PUBLIC MARKET. He or it understands that no public market now exists for any of the securities issued by the Company and that it is uncertain whether a public market will ever exist for the Shares or the Common Stock into which the Shares are convertible.

     4.5 ACCESS TO DATA. He or it has had an opportunity to discuss the Company's business, management and financial affairs with its management, and to obtain any additional information necessary to verify the accuracy of the information given to him or it and have had all questions and inquiries answered to his or its satisfaction.

                                    SECTION 5

                CONDITIONS TO PURCHASERS' OBLIGATIONS AT CLOSING

     The Purchasers' obligations to purchase the Shares at the Closing are subject to the fulfillment on or prior to the Closing Date of all of the conditions set forth below in this Section 5.

     5.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made in Section 3 hereof shall be true and correct when made, and shall be true and correct on the Closing Date.

     5.2 COVENANTS. All covenants, agreements and conditions contained in this agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all respects.

     5.3 OPINION OF COMPANY'S COUNSEL. At the Closing the Purchasers shall have received from Baker & McKenzie, counsel to the Company, a favorable opinion addressed to them, dated the Closing Date, in the form attached hereto as Exhibit F.

     5.4 SERIES A AMENDMENT. The Company and the holders of not less than a majority of the Series A Preferred shall have executed and delivered the Series A Amendment substantially in the form attached hereto as Exhibit E-1.

     5.5 SERIES B AMENDMENT. The Company and the holders of not less than a majority of the Series B Preferred shall have executed and delivered the Series B Amendment substantially in the form attached hereto as Exhibit E-2.

     5.6 SERIES C AMENDMENT. The Company and the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the Series C Preferred shall have executed and delivered the Series C Amendment substantially in the form attached hereto as Exhibit E-3.

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

     5.7 SERIES D AMENDMENT. The company and the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the Series D Preferred shall have executed and delivered the Series D Amendment substantially in the form attached hereto as Exhibit E-4.

     5.8 QUALIFICATIONS. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this agreement shall have been duly obtained and shall be effective on and as of the Closing.

     5.9 CERTIFICATE OF PRESIDENT. The Company's Chief Executive Officer or President shall have executed and delivered to the Purchasers a certificate, in the form attached hereto as Exhibit G, containing certain representations and warranties.

     5.10 COMPLIANCE CERTIFICATE. The Company shall have delivered to the Purchasers a certificate, executed by the Chief Executive Officer or President of the Company, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 5.1, 5.2, 5.4, 5.5, 5.6, 5.7 and 5.8 of this agreement.

     5.11 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchasers, and the Purchasers shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

                                    SECTION 6

                 CONDITIONS TO COMPANY'S OBLIGATIONS AT CLOSING

     The Company's obligation to sell the Shares at the Closing is subject to the fulfillment of the following conditions:

     6.1 REPRESENTATIONS CORRECT. The representations made by the Purchasers in Section 4 hereof shall be true and correct when made, and shall be true and correct on the Closing Date.

                                    SECTION 7

                      AFFIRMATIVE COVENANTS OF THE COMPANY

     Notwithstanding any provision of the Company's Bylaws regarding delivery or non-delivery of financial information to shareholders of the Company, the Company hereby covenants and agrees as follows:

     7.1 FINANCIAL INFORMATION. The Company will furnish the following information to each Purchaser for so long as he or it is a holder of any of the Shares or Common Stock into which the Shares are converted:

          (a) As soon as practicable after the end of each fiscal year, and in any event within 90 days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such fiscal year, and a consolidated statement of income and a consolidated statement of changes of cash flow of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and with an audit opinion thereon from independent public accountants of recognized national standing selected by the Company.

          (b) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within 30 days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and a consolidated statement of income and a consolidated statement of changes in cash flows of the Company and its subsidiaries, if any, for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made. Said financial statements shall be signed by an officer of the Company who shall state that such financial statements are in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

          (c) Each Purchaser has the right to visit and inspect any of the properties of the Company or any of its subsidiaries, if any, and to discuss their affairs, finances and accounts with their officers, all at such reasonable times and as often as may be reasonably requested.

     7.2 OTHER INFORMATION. The Company shall furnish the following information to each Purchaser who requests such information in writing for so long as he or it (together with his or its affiliates) holds at least 120,000 of the Shares or shares of Common Stock issuable upon conversion of the Shares (on an as-converted-to-Common-Stock basis and subject to adjustment for any stock splits, combinations or dividends):

          (a) As soon as practicable after the end of each fiscal month, and in any event within thirty (30) days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such month, and a consolidated statement of income of the Company and its subsidiaries, if any, for such month, and for the current fiscal year to date, in each case setting forth in comparative form the Company's and its subsidiaries', if any, projected consolidated balance sheets and projected consolidated statements of income for the corresponding periods (as prepared pursuant to subparagraph 7.1(a)), prepared in accordance with generally accepted accounting principles, all in reasonable detail and certified subject to changes resulting from year-end audit adjustments, by the principal financial officer of the Company; provided, however, that any financial statements provided hereunder need not contain any footnotes. To such financial statements there shall be appended a discussion and analysis, in reasonable detail, of such financial statements and the general business condition and prospects of the Company by management of the Company so as to assist the recipients in understanding and interpreting such financial statements.

          (b) Within ten (10) days of adoption by the Board of Directors, but not later than forty-five (45) days prior to the beginning of each fiscal year, an annual plan for such year which shall include monthly capital and operating expense budgets, cash flow statements, projected balance sheets and statements of earnings for each month and for the end of such year itemized in such detail as the Board of Directors may reasonably determine. Approval of such budgets, statements and projections shall be required by a majority of the Board of Directors.

          (c) Within ten (10) days after a material change in the annual plan specified in subparagraph 7.2(b) is approved by the Board of Directors, revised budgets, statements or projections (as so specified).

          (d) Copies of all reports, registration statements and other material filed by the Company or any subsidiary with the Securities and Exchange Commission or with any national securities exchange on which securities of the Company or any subsidiary may be listed.

     7.3  ASSIGNMENT OF RIGHTS TO INFORMATION.  The rights granted pursuant to
Section 7.1 may not be assigned or otherwise conveyed by any Purchaser or by any subsequent transferee of any such rights without the written consent of the Company, which consent shall not be unreasonably withheld; provided that the Company may refuse such written consent if the proposed transferee is a competitor of the Company; and provided further, that no such written consent shall be required if the transfer is to any parent, subsidiary, affiliate or group member of any Purchaser, or to any partner or retired partner of any Purchaser that is a general or limited partnership or to any such partner's estate, or if the transfer is to any transferee who will own at least an aggregate of 180,000 shares of Common Stock (on an as-converted-to-Common-Stock basis) after the transfer.

     7.4 CONFIDENTIALITY. Each Purchaser agrees that he or it will keep confidential and will not disclose or divulge any confidential, proprietary or secret information which such Purchaser may obtain from the Company, and which the Company has prominently marked "confidential," "proprietary" or "secret" or has otherwise identified as being such, pursuant to financial statements, reports and other materials submitted by the Company as required hereunder, or pursuant to visitation or inspection rights granted hereunder unless such information is already known to the Purchaser or is or becomes publicly known, or unless the Company gives its written consent to the Purchaser's release of such information, except that no such written consent shall be required (and Purchaser shall be free to release such information) if such information is to be provided to Purchaser's lawyer or accountant, or to an officer, director or partner of a Purchaser.

     7.5 BOARD OF DIRECTORS. The Company will reimburse the reasonable expenses of Directors representing the Purchasers incurred in attending Board of Directors Meetings.

     7.6 EMPLOYEE AGREEMENTS. All current employees and consultants of the Company have executed, and all future employees and consultants of the Company shall be required to execute, a proprietary information agreement in the form as the Board of Directors may from time to time deem appropriate. All current and future employees, directors and consultants of the Company who shall purchase or receive options to purchase shares of the Company's Common Stock shall be required to execute stock purchase or option agreements in a form approved by the Board of Directors providing for straight-line vesting of shares over a four-year period beginning upon start of employment or services substantially as provided in Exhibit I to the Series A Agreement, unless otherwise deemed appropriate by the Board of Directors.

     7.7 RIGHT OF FIRST REFUSAL. The Company hereby grants to each Purchaser the right of first refusal to purchase, pro rata, all (or any part) of New Securities (as defined in this paragraph 7.7) that the Company may, from time to time propose to sell and issue. Such Purchaser's pro rata share, for purposes of this right of first refusal, is the ratio of the number of shares of Common Stock into which the number of Shares purchased by such Purchaser hereunder are convertible to the total number of outstanding shares of Common Stock (calculated on a fully diluted basis) of the Company. This right of first refusal shall be subject to the following provisions:

          (a) "New Securities" shall mean any Common Stock or Preferred Stock of the Company, whether now authorized or not, and rights, options or warrants to purchase said Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible into said Common Stock or Preferred Stock; provided, however, that "New Securities" does not include
(i) securities issuable upon conversion of or with respect to Series A, Series B, Series C, Series D and Series E Preferred; (ii) securities offered to the public pursuant to a registration statement filed under the Securities Act;
(iii) securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets, or other reorganization whereby the Company owns not less than fifty-one percent (51%) of the voting power of such corporation; (iv) shares of the Company's Common Stock (or related options) issued to employees, officers or consultants of the Company pursuant to any employee stock offering, plan or arrangement approved by the Board of Directors; (v) shares of the Company's Common Stock or Preferred Stock issued in connection with any stock split, stock dividend or recapitalization by the Company; (vi) securities issued pursuant to the acquisition of licenses or other rights, assets or technology from third parties on the condition that such issuance and acquisition is approved by at least 80% of the incumbent Board of Directors; or (vii) securities issuable upon exercise of the SVB Warrant.

          (b) In the event that the Company proposes to undertake an issuance of New Securities, it shall give each Purchaser written notice of its intention, describing the type of New Securities, the price and the general terms upon which the Company proposes to issue the same. Each Purchaser shall have twenty
(20) days from the date of mailing of any such notice to agree to purchase his pro rata share of such New Securities for the price and upon the general terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. Each Purchaser shall have a right of over allotment such that if any Purchaser fails to exercise his right hereunder to purchase his pro rata portion of New Securities, the Company shall so notify the other Purchasers and the other Purchasers may purchase the nonpurchasing Purchaser's portion on a pro rata basis, within ten (10) days from the date of such notice. For the purposes of this Section 7.7, if the Company proposes to offer any New Securities as part of a related transaction, including but not limited to, warrants which may be offered as part of a debt financing (collectively, "Related Securities"), then the Purchaser's right to subscribe to such New Securities will be conditioned upon the Purchaser's subscription to the Related Securities.

          (c) In the event that Purchasers fail to exercise in full the right of first refusal within said twenty (20) day period (plus ten (10) day period, if applicable), the Company shall have ninety (90) days thereafter to sell the New Securities respecting which the Purchasers' rights were not exercised, at a price and upon general terms no more favorable to the purchasers thereof than specified in the Company's notice. In the event the Company has not sold the New Securities within such ninety (90) day period, the Company shall not thereafter issue or sell any New Securities, without first offering such securities to the Purchasers in the manner provided above.

          (d) The right of first refusal granted under this Agreement shall expire upon the first closing of the first firmly underwritten public offering of Common Stock of the Company that is pursuant to a registration statement filed with, and declared effective by, the SEC under the Securities Act, covering the offer and sale of Common Stock to the public at a per share price (prior to underwriter commissions and expenses) of at least $3.00 and at an aggregate offering price (after deduction for underwriter commissions and expenses) of not less than $5,000,000.

          (e) This right of first refusal is assignable only in connection with a sale of Shares or Common Stock issued on conversion thereof.

     7.8 KEY MAN INSURANCE. The Company, within thirty (30) days of the Closing Date, shall obtain and keep in effect a term life insurance policy on the life of the Chief Executive Officer in the amount of $1,000,000, unless the employment of the insured by the Company terminates, with proceeds payable to the Company. Additional term life insurance policies may be obtained on such other officers of the Company, and in such amounts, as may be determined by the Board of Directors.

     7.9 TERMINATION. The covenants set forth in Sections 7.1, 7.2 and 7.5 shall terminate at such time as the Company becomes subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended.

                                    SECTION 8

                 RESTRICTIONS ON TRANSFERABILITY OF SECURITIES;
                               REGISTRATION RIGHTS

     8.1 RESTRICTIONS ON TRANSFERABILITY. The Shares (and the Common Stock into which the Shares are convertible) shall not be transferable except upon the conditions specified in this Section 8, which conditions are intended to insure compliance with the provisions of the Securities Act, or, in the case of
Section 8.12 hereof, to assist in an orderly distribution.  Each

Purchaser will cause any proposed transferee of the Shares (or of the Common Stock into which the Shares are convertible) held by a Purchaser to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 8.

     8.2 CERTAIN DEFINITIONS. As used in this Section 8, the following terms shall have the following respective meanings:

     "COMMISSION" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

     "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

     "RESTRICTED SECURITIES" shall mean the securities of the Company required to bear the legend set forth in Section 8.3 hereof.

     "REGISTRABLE SECURITIES" means shares of the Company's Common Stock
(i) issued or issuable pursuant to the conversion of the Series A, Series B, Series C, Series D or Series E Preferred Stock, or the Shares, (ii) acquired by any of the Purchasers of Series A Preferred from a shareholder of the Company prior to December 31, 1986, (iii) issued upon exercise of the SVB Warrant or the MS Warrant or (iv) issued as a dividend or other distribution with respect to, or in exchange or in replacement of, the Series A, Series B, Series C, Series D or Series E Preferred, or such Common Stock, excluding in all cases, however (including exclusion from the calculation of the number of outstanding Registrable Securities), any Registrable Securities sold by a person in a transaction, including a transaction pursuant to a registration statement under this Section 8, Section 8 of the Series A Agreement, Section 8 of the Series B Agreement, Section 8 of the Series C Agreement Section 8 of the Series D Agreement, or a transaction pursuant to Rule 144, in which his rights under this
Section 8, Section 8 of the Series A Agreement, Section 8 of the Series B Agreement, Section 8 of the Series C Agreement or Section 8 of the Series D Agreement are not transferred.

     The terms "REGISTER," "REGISTERED" and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

     "REGISTRATION EXPENSES" shall mean all expenses incurred by the Company in complying with Sections 8.5, 8.6 and 8.13 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of a single special counsel for the Holders, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

     "SELLING EXPENSES" shall mean all underwriting discounts and selling commissions applicable to the sale.

     "HOLDER" shall mean any holder of outstanding Series A, Series B, Series C, Series D Preferred, Shares or Registrable Securities.

     "INITIATING HOLDERS" shall mean any Holder or Holders of not less than 50% of the then outstanding Registrable Securities.

     8.3  RESTRICTIVE LEGEND.  Each certificate representing (i) the Shares, or
(ii) shares of the Company's Common Stock issued upon conversion of the Shares and (iii) any securities issued in respect of the Shares or such Common Stock, shall (unless otherwise permitted by the provisions of Section 8.4 below) be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

     THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR AS PROVIDED IN THE AGREEMENT COVERING THE PURCHASE OF THESE SHARES AND RESTRICTING THEIR TRANSFER. COPIES OF THE AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.

     8.4 NOTICE OF PROPOSED TRANSFERS. The holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 8.4. Prior to any proposed transfer of any Restricted Securities unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to the Company of such holder's intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall be accompanied (except in the following cases, with respect to which the requirements set forth in the balance of this sentence need not be complied with: transactions in compliance with Rule 144 or Rule 144A so long as the Company is furnished with evidence of compliance with such Rule; transactions involving the distribution of Restricted Securities by any Purchaser which is a general or limited partnership to any of its partners, or retired partners, or to the estate of any of its partners or retired partners so long as such transaction does not involve the disposition of such Restricted Securities for value; transactions involving the transfer of Restricted Securities by any holder who is an individual to his family members or to a trust for the benefit of such shareholder or his family members; or transfers not involving a change in beneficial ownership) by either (i) an unqualified written opinion of legal counsel who shall be reasonably satisfactory to the Company addressed to the Company and reasonably satisfactory in form and substance to the Company's counsel, to the effect that the proposed transfer of the Restricted
Securities may be effected without registration under the Securities Act,
(ii) a "no action" letter from the Commission to the effect that the distribution of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, or (iii) such other showing that may be reasonably satisfactory to legal counsel to the Company, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted
Securities in accordance with the terms of the notice delivered by the holder to the Company. Each certificate evidencing the Restricted Securities transferred as above provided shall bear the appropriate restrictive legend set forth in Section 8.3 above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for the Company such legend is not required in order to establish compliance with any provisions of the Securities Act.

     8.5 REQUESTED REGISTRATION. In case the Company shall receive from Initiating Holders a written request that the Company effect any registration (other than a registration on Form S-3 or any related form of Registration Statement) with respect to at least 30% of the Registrable Securities (or any lesser percentage if the aggregate offering price to the public would be at least $3,000,000), the Company will:

          (a) promptly give written notice of the proposed registration to all other Holders; and

          (b) as soon as practicable, use its diligent best efforts to effect such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 8.5:

               (i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

               (ii)  prior to December 1, 1991;

               (iii) within the ninety (90) day period immediately following the effective date of the registration statement pertaining to the first underwritten public offering of securities of the Company for its own account (other than a registration relating solely to a Commission Rule 145 transaction or a registration relating solely to employee benefit plans);

               (iv) after the Company has effected two (2) registrations pursuant to Section 8.5 of this agreement, Section 8.5 of the Series A Agreement, Section 8.5 of the Series B Agreement, Section 8.5 of the Series C Agreement or Section 8.5 of the Series D Agreement and such registrations have been declared or ordered effective; or

               (v) if at the time of the request to register Registrable Securities the Company gives notice within thirty (30) days of such request that it is engaged or has fixed plans to engage within thirty (30) days of the time of the request in an initial firmly underwritten registered public offering as to which the Holders may include Registrable Securities pursuant to Sections 8.5 or 8.6.

     Subject to the foregoing clauses (i) through (v) and to Section 8.5(d), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request of the Initiating Holders.

          (c) UNDERWRITING. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to
Section 8.5 and the Company shall include such information in the written notice referred to in Section 8.5(a). The right of any Holder to registration pursuant to Section 8.5 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent requested (unless otherwise mutually agreed by a majority in interest of the Holders and such Holder) to the extent provided herein.

     The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders and consented to by the Company, which consent shall not be unreasonably denied. Notwithstanding any other provision of this Section 8.5, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten and so advises the Initiating Holders in writing, then the Initiating Holders shall so advise all Holders (except those Holders who have indicated to the Company their decision not to distribute any of their Registrable Securities through such underwriting) and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all such Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities owned by such Holders at the time of filing the registration statement. No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration.

     If any Holder disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders. The Registrable Securities and/or other securities so withdrawn from such underwriting shall also be withdrawn from such registration; provided, however, that, if by the withdrawal of such Registrable Securities a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then the Company shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used above in determining the underwriter limitation.

     If the underwriter has not limited the number of Registrable Securities to be underwritten, the Company may include securities for its own account or the account of others in such registration if the underwriter so agrees and if the number of Registrable Securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

          (d) DELAY OF REGISTRATION. If the Company shall furnish to the Initiating Holders a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed on or before the date filing would be required and it is therefore essential to defer the filing of such registration statement, then the Company may direct that such request for registration be delayed for a period not in excess of ninety (90) days, such right to delay a request to be exercised by the Company not more than twice in any one-year period.

     8.6  COMPANY REGISTRATION.

          (a) If at any time or from time to time, the Company shall determine to register any of its Common Stock, for its own account or for the account of others (other than the Holders), other than a registration relating solely to employee benefit plans or a registration relating solely to a Commission Rule 145 transaction or a registration on any registration form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, the Company will:

               (i) promptly give to each Holder written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and

               (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within twenty (20) days after receipt of such written notice from the Company, by any Holder or Holders.

          (b) UNDERWRITING. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 8.6(a)(i). In such event the right of any Holder to registration pursuant to Section 8.6 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 8.6, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may exclude some or all Registrable Securities from such registration and underwriting. The Company shall so advise all Holders (except those Holders who have indicated to the Company their decision not to distribute any of their Registrable Securities through such underwriting), and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among such Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities owned by such Holders at the time of filing the registration statement. No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. If any Holder disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to the Company and the underwriter. The Registrable Securities and/or other securities so withdrawn from such underwriting shall also be withdrawn from such registration; provided, however, that, if by the withdrawal of such Registrable Securities a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then the Company shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used above in determining the underwriter limitation.

     8.7 EXPENSES OF REGISTRATION. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to
Section 8.5 or any registration under Section 8.6 or Section 8.13 shall be borne by the Company; and all Selling Expenses shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 8.5, the request of which has been subsequently withdrawn by the Initiating Holders (unless the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or unless the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 8.5 in which event such right shall be forfeited by all Holders), in which case such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested.

     8.8 REGISTRATION PROCEDURES. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 8, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will:

          (a) Keep such registration, qualification or compliance effective for a period of one hundred eighty (180) days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs; and

          (b) Furnish such number of prospectuses and other documents incident thereto as a Holder from time to time may reasonably request.

     8.9  INDEMNIFICATION.

          (a) The Company will indemnify each Holder, each of its officers, directors, partners and legal counsel, and each person controlling such Holder, with respect to which registration, qualification or compliance has been effected pursuant to this Section 8, and each underwriter, if any, and each person who controls any underwriter against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other similar document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, or (ii) any violation by the Company of any federal, state or common law rule or regulation applicable to the Company in connection with any such registration, qualification or compliance, and will reimburse each such Holder, each of its officers, directors, partners and legal counsel, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as incurred, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by an instrument duly executed by such Holder or underwriter and stated to be specifically for use therein.

          (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each legal counsel and independent accountant of the Company, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of the Securities Act, and each other such Holder, each of its officers, directors and partners and each person controlling such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other similar document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and will reimburse the Company, such Holders, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as incurred, in each case to the extent, but only to the extent, that such untrue statement
(or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holders hereunder shall be limited to an amount equal to the proceeds to each such Holder of Registrable Securities sold as contemplated herein.

          (c) Each party entitled to indemnification under this Section 8.9 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has received written notice of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld). The Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall bear the expense of such defense of the Indemnified Party if representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest. The failure of any Indemnified Party to give notice as provided herein shall relieve the Indemnifying Party of its obligations under this Section 8 only to the extent that such failure to give notice shall materially adversely prejudice the Indemnifying Party in the defense of any such claim or any such litigation. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such

Indemnified Party of a release from all liability in respect to such claim or litigation.

     8.10 INFORMATION BY HOLDER. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 8.

     8.11 RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to:

          (a) Use its best efforts to facilitate the sale of the Restricted Securities to the public, without registration under the Securities Act, pursuant to Rule 144 under the Securities Act, provided that this shall not require the Company to file reports under the Securities Act and the Exchange Act at any time prior to the Company's being otherwise required to file such reports.

          (b) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act at all times after ninety (90) days after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

          (c) Use its best efforts to then file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act, as amended (at any time after it has become subject to such reporting requirements);

          (d) So long as a Purchaser owns any Restricted Securities to furnish to the Purchaser forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as a Purchaser may reasonably request in availing itself of any rule or regulation of the

Commission allowing a Purchaser to sell any such securities without registration.

     8.12 "MARKET STAND-OFF" AGREEMENT. Each Holder of more than 1% of the Company's outstanding voting stock agrees not to sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by it during the one hundred twenty (120) day period following the effective date of a registration statement of the Company filed under the Securities Act if so requested by the Company and underwriter of Common Stock (or other securities) of the Company, provided that:

          (a) such agreement shall apply only to the first underwritten registered public offering of the Company; and

          (b) all officers and directors of the Company and all other holders of at least 1% of the Company's voting securities enter into similar agreements. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of such period.

     8.13 FORM S-3. The Company shall use its best efforts to qualify for registration on Form S-3 and to that end the Company shall register (whether or not required by law to do so) its Common Stock under the Securities Exchange Act of 1934, as amended, within twelve (12) months following the effective date of the first registration of any securities of the Company on Form S-1. After the Company has qualified for the use of Form S-3, the Holders of Registrable Securities shall have the right to registrations on Form S-3 thereafter (but not more than two in any twelve (12) month period) under this Section 8.13 (requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended method of disposition of such shares by such Holder or Holders), provided that the Company shall not be required to effect a registration pursuant to this Section 8.13 unless the Holder or Holders requesting registration propose to dispose of shares of Registrable Securities which they reasonably anticipate will have an aggregate disposition price (before deduction of underwriting discounts and expenses of sale) of at least $500,000.

     The Company shall give notice to all Holders of Registrable Securities of the receipt of a request for registration pursuant to this Section 8.13 and shall provide a reasonable opportunity for other Holders to participate in the registration. Subject to the foregoing, the Company will use its best efforts to effect promptly the registration of all shares of Registrable Securities on Form S-3, as the case may be, to the extent requested by the Holder or Holders thereof for purposes of disposition.

     8.14 TRANSFER OF REGISTRATION RIGHTS. The rights to cause the Company to register securities granted under Sections 8.5, 8.6 and 8.13 may be assigned or otherwise conveyed by any Holder to its shareholders, partners or former partners (or their estates), to the Holder's family members or a trust for his or their benefit, or to any transferee who acquires at least 100,000 shares of Registrable Securities; provided in each case, that the Company is given written notice by such transferee at the time of or within a reasonable time after said transfer, stating the name and address of said transferee and said transferee's agreement to be bound by the provisions of Section 8 of this agreement.

     8.15 CERTAIN LIMITATIONS IN CONNECTION WITH FUTURE GRANTS OF REGISTRATION RIGHTS. From and after the date of this agreement, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company providing for the granting to such holder of registration rights unless such agreement:

          (a)  includes the equivalent of Section 8.12 as a term; and

          (b) contains provisions substantially similar to those contained in Sections 8.5(c) and 8.6(b) with respect to the allocation of Registrable Securities to be included in an underwritten public offering if marketing factors require a limitation on the number of such securities to be included.

     Notwithstanding the foregoing, from and after the Closing Date the Company shall not enter into any agreement with any person or persons providing for the granting to such holder of registration rights superior to those granted to Holders pursuant to this Section 8, or of registration rights which might cause a reduction in the number of shares includable by the Holders in any offering pursuant to Section 8.5 or in any offering subject to Section 8.6.

     8.16 AMENDMENTS. The provisions of this Section 8 may be amended at any time and from time to time, and particular provisions of this Section 8 may be waived, with and only with an agreement or consent in writing signed by the Company and by the holders of at least two-thirds (2/3) of the number of shares of Registrable Securities (or securities convertible into Registrable Securities) outstanding as of the date of such amendment or waiver; provided however, that this Section 8.16 may not be amended except in accordance with
Section 9.4 hereof.

                                    SECTION 9

                                  MISCELLANEOUS

     9.1 GOVERNING LAW. This agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California residents entered into and to be performed entirely within the State of California.

     9.2 SURVIVAL. The representations, warranties, covenants and agreements made by the parties herein shall survive any investigation made by any Purchaser or the Company and shall survive the closing of the transactions contemplated hereby.

     9.3 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.


     9.4 ENTIRE AGREEMENT; AMENDMENT. This agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Except as provided in Section 8.16 above, any term of this agreement may be amended and the observance of any term of this agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holders of at least two-thirds (2/3) of the outstanding Shares, determined on an as-converted-to-Common-Stock basis, (including, for such purposes, on a proportional basis, any shares of Common Stock into which any of the Shares have been converted that have not been sold to the public). Any amendment or waiver effected in accordance with this section shall be binding upon each holder of any securities purchased under this agreement at the time outstanding (including securities into which such securities have been converted), each future holder of all such securities, and the Company.

     9.5 EFFECT OF AMENDMENT OR WAIVER. Each Purchaser acknowledges that by the operation of Section 9.4 hereof the holders of two-thirds (2/3) of the outstanding Shares (and Common Stock issued upon conversion of the Shares) determined on an as-converted-to-Common-Stock basis, will have the right and power to diminish or eliminate all rights of such Purchaser under this agreement.

     9.6 RIGHTS OF PURCHASERS. Each holder of the Shares (and Common Stock issued upon conversion of the Shares) shall have the absolute right to exercise or refrain from exercising any right or rights that such holder may have by reason of this agreement or the Shares, including without limitation the right to consent to the waiver of any obligation of the Company under this agreement and to enter into an agreement with the Company for the purpose of modifying this agreement or any agreement effecting any such modification, and such holder shall not incur any liability to any other holder or holders of the Shares with respect to exercising or refraining from exercising any such right or rights.

     9.7 EXCULPATION AMONG PURCHASERS. Each Purchaser acknowledges that he or it is not relying upon any person, firm, or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Purchaser agrees that no Purchaser nor the respective controlling person, officers, directors, partners, agents or employees of any Purchaser shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Shares (and Common Stock issued upon conversion of the Shares).

     9.8 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be effective five (5) days after mailed by first-class mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to a Purchaser, at such Purchaser's address set forth in the Schedule of Purchasers, or at such other address as such Purchaser shall have furnished to the Company in writing, or (b) if to any other holder of any Shares, at such address as such holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such Shares who has so furnished an address to the Company, or (c) if to the Company, at the address specified on the signature page hereof or at such other address as the Company shall furnish to each Purchaser and each such other holder in writing.

     9.9 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any holder of any of the Shares, upon any breach or default of the Company under this agreement, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereunder occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this agreement, or any waiver on the part of any holder of any provisions or conditions of this agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this agreement, or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

     9.10 CALIFORNIA CORPORATE SECURITIES LAW. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION OR IN THE ABSENCE OF AN EXEMPTION FROM SUCH QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT

FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

     9.11 EXPENSES. The Company and each Purchaser shall bear its own expenses and legal fees incurred on its behalf with respect to this agreement and the transactions contemplated hereby.

     9.12 COUNTERPARTS. This agreement may be executed in any number of counterparts, each of which may be executed by less than all of the Purchasers, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

     9.13 SEVERABILITY. In the case any provision of this agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     The foregoing agreement is hereby executed as of the date first above written.

UNIFY CORPORATION                      PURCHASERS

                                       -----------------------------
By: /s/                                /s/
    -----------------------            -----------------------------

Its:-----------------------            -----------------------------
                                       [Type of Print name of Purchaser]

Address:  3901 Lennane Dr.             Address: ------------------------
          Sacramento, CA 95834                  ------------------------
          Attn:  President                      ------------------------
                                          Attn: ------------------------

                                    EXHIBITS

     Exhibit A                Schedule of Purchasers
     Exhibit B                Restated Articles of Incorporation
     Exhibit C                Schedule of Exceptions
     Exhibit D                List of Stockholders and Optionees
     Exhibit E-1              Series A Amendment
     Exhibit E-2              Series B Amendment
     Exhibit E-3              Series C Amendment
     Exhibit E-4              Series D Amendment
     Exhibit F                Form of Baker & McKenzie Opinion
     Exhibit G                Form of President's Certificate

                                    Exhibit A

                             SCHEDULE OF PURCHASERS



                                   Number of Shares  Total
                                   of Series E       Purchase
Name and Address                   Preferred Stock   Price
- ---------------------------------  ----------------  -----------
INMAN & BOWMAN                           555,537     $833,305.50

INMAN & BOWMAN ENTREPRENEURS               5,611        8,416.50

ACCEL CAPITAL L.P.                       253,758      380,637.00

ACCEL CAPITAL (INTERNATIONAL) L.P.       169,173      253,759.50

ARTHUR C. PATTERSON                        3,490        5,235.00

INTERNATIONAL SYNERGIES LTD.               2,283        3,424.50

ELMORE C. PATTERSON PARTNERS              19,524       29,286.00

JAMES R. SWARTZ                            3,836        5,754.00

DIXON R. DOLL                              2,283        3,424.50

PAUL KLINGENSTEIN                          1,918        2,877.00

GERALD L. MAYFIELD                           292          438.00

OLYMPIC VENTURE PARTNERS II              322,426      483,639.00

RAINIER VENTURE PARTNERS                 106,535      159,803.00

RVP ADVISORS FUND                          1,559        2,338.50

OVP II ADVISORS FUND                       1,409        2,113.50

DOUGERY & WILDER II                      412,487      618,730.50

MERRILL, PICKARD, ANDERSON & EYRE IV     274,991      412,486.50

INSTITUTIONAL VENTURE PARTNERS IV        251,371      377,056.50

INSTITUTIONAL VENTURE MANAGEMENT IV        3,828        5,742.00

ROBERT FLEMING NOMINEES, LTD.            179,534      269,301.00

HALL, MORRIS & DRUFVA II, L.P.           139,833      209,749.50

BATTERY VENTURES                         137,324      205,986.00

FLEMING VENTURES                         103,122      154,683.00

J.F. SHEA CO., INC.                       47,876       71,814.00
                                       ---------   -------------
                                       3,000,000   $4,500,000.00
                                       ---------   -------------